UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 7, 2009
G&K Services, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-4063 (Commission File Number)	41-0449530 (IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, Minnesota (Address of principal executive offices)	55343 (Zip Code)
Registrant’s telephone number, including area code: (952) 912-5500
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Chief Executive Officer, Chairman and Director
On May 7, 2009, G&K Services, Inc. (the “Company”) and Richard L. Marcantonio mutually agreed to the termination of Mr. Marcantonio’s employment with the Company, effective as of the close of business on May 7, 2009. At the same time, Mr. Marcantonio resigned from all his positions with the Company and its subsidiaries and affiliates, including his positions as the Company’s Chief Executive Officer (“CEO”), Chairman of the Company’s Board of Directors (the “Board”) and member of the Board. Mr. Marcantonio’s departure from the Company is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
In accordance with Mr. Marcantonio’s existing Executive Employment Agreement (the “Agreement”), Mr. Marcantonio is eligible for severance benefits provided he complies with the terms and conditions of the Agreement, which include signing a release of all claims against the Company, protecting Company confidential information, not competing with the Company or soliciting customers, not soliciting employees of the Company and avoiding negative statements or opinions about the Company or its directors or officers. The severance benefits include (i) 2.99 times annual Base Salary in effect as of May 7, 2009 ($2,167,750, payable $490,000 in a lump sum and the remainder in equal weekly installments for 12 months starting November 7, 2009), (ii) up to 18 months of the employer portion of group health benefit costs (up to $18,000), (iii) payment of outplacement expenses (up to $25,000) and (iv) an amount to be determined relating to his car allowance.
In addition, all unvested outstanding restricted stock and stock options held by Mr. Marcantonio vested as of the close of business on May 7, 2009, pursuant to the terms of each grant or award and the plans under which they were made. Payments due to Mr. Marcantonio under the Company’s Pension Plan, Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan will be paid in accordance with the terms of each plan.
Appointment of Certain Officers
At its meeting on May 7, 2009 (the “May Meeting”), the Board appointed Douglas A. Milroy to serve as CEO, effective as of the close of business on May 7, 2009. Immediately prior to his appointment, Mr. Milroy, 50, had served as the Company’s President, Direct Purchase and Business Development, since November 2006. Prior to joining the Company, since 2004, Mr. Milroy was managing director of The Milroy Group, a firm focused on the acquisition and management of industrial companies in partnership with other investors. Between 2000 and 2004, Mr. Milroy was the Vice President and General Manager — Food and Beverage North America and Water Care, for Ecolab, Inc. Mr. Milroy also previously served in senior positions with FMC Corporation and McKinsey & Company. Mr. Milroy serves on the board of directors of JSJ Corporation, a privately-held company that actively designs, develops, markets, and brands a group of durable goods and services throughout the world. Mr. Milroy holds a Bachelor of Mechanical Engineering degree from the University of Minnesota (1982) and an M.B.A. from the Harvard Business School (1986). We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K to which Mr. Milroy is a party.

At the May Meeting, the Board also appointed Jeffrey L. Wright to serve as Executive Vice President, effective as of the close of business on May 7, 2009. Mr. Wright continues in his role as the Company’s Chief Financial Officer. Immediately prior to his appointment, Mr. Wright, 46, had served as the Company’s Senior Vice President since January 2004 and as the Company’s Chief Financial Officer since 1999. Mr. Wright was the Company’s Secretary from February 1999 until May 2004, and served as the Company’s Treasurer from February 1999 until November 2001. Mr. Wright was employed with BMC Industries, Inc. from 1996 until the time he joined the Company, serving as its Controller from 1996 to 1998 and its Treasurer from 1998 to 1999. From 1993 to 1996, Mr. Wright was Treasurer for Employee Benefit Plans, Inc., and from 1984 to 1993, Mr. Wright was employed with Arthur Andersen & Co. Mr. Wright serves as a director and member of the audit committee of Hawkins, Inc. (NASDAQ: HWKN), a manufacturer and distributor of bulk and specialty chemicals. We are not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K to which Mr. Wright is a party.
Election of Directors
At the May Meeting, the Board also elected Douglas A. Milroy and Jeffrey L. Wright to serve as “Class II” directors on the Board.
A press release announcing certain items disclosed in this Item 5.02 is furnished as Exhibit 99.1 to this report.

Item 8.01.	Other Events.
On May 8, 2009, the Company issued a press release announcing, among other items, adjustments to the Company’s earnings guidance for its fourth quarter of fiscal 2009. A copy of the press release is furnished as Exhibit 99.1 to this report.
The information in this Item 8.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits
     (c) Exhibits.
99.1	Press Release dated May 8, 2009 (furnished)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

G&K SERVICES, INC. (Registrant)
Date: May 7, 2009	By:	/s/ Jeffrey L. Cotter
		Name:	Jeffrey L. Cotter
		Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
99.1	Press Release dated May 8, 2009	Filed Electronically